Exhibit 99.1

William “Bill” Conkling to assume the role of Chief Executive Officer as of February 1, 2022

NEWARK, NJ – January 21, 2022 (GLOBE NEWSWIRE) -- Rafael Holdings, Inc., (NYSE: RFL), a company focused on discovering and developing novel cancer and immune metabolism therapeuties through its Barer Institute and investment in Rafael Pharmaceuticals, Inc. and other early-stage ventures, today announced several changes to its leadership team. William (Bill) Conkling will remain with the Company and assume the responsibilities of Chief Executive Officer from Ameet Mallik as of February 1, 2022.

Bill Conkling has over 20 years of experience specializing in the development and commercialization of novel cancer therapeutics and currently serves as Rafael’s Chief Commercial and Business Officer.  Previously, Bill was Vice President Sales, Marketing, Market Access and Commercial Operations at Immunomedics where he built and led the US commercial organization for the launch of Trodelvy, a breakthrough treatment for patients with triple negative breast cancer. Prior to Immunomedics, Mr. Conkling spent almost 15 years with Novartis Oncology where he held key leadership roles in the development and commercialization of several oncology products, including Kymriah, the first CAR-T therapy approved in the US. Mr. Conkling holds an MBA from New York University’s Stern School of Business, and a B.S. from Fordham University.

Dr. Rick Ewing has recently taken on the role of Head of Drug Discovery and will be responsible for expanding the research and development team and advancing our early-stage pipeline. Prior to joining Rafael Holdings, Dr. Ewing spent 21 years at Bristol Myers Squibb, most recently as Senior Director, Small Molecule Drug Discovery. Mimi Huizinga, Chief Medical Officer, will be leaving the company as of January 31, 2022, to pursue other opportunities.

“I am very pleased that Bill will be taking on the role as Chief Executive Officer. Bill is a deeply experienced leader with a successful track record of bringing innovative oncology drugs to market. I have the utmost confidence in his ability to lead our company as we work to advance, and potentially expand, our early-stage development programs,” said Howard Jonas, Chair of the Board of Rafael Holdings. “Rick’s extensive experience leading teams to deliver development candidates, manage academic collaborations and assess business development opportunities will add tremendous value as we advance our company. We believe our early-stage pipeline has great potential, and Rick will work closely with our world class scientific advisors to advance our programs.”

Dr. Ewing is a senior medicinal chemist with over 30 years of research and business development experience. Over the past 21 years, Dr. Ewing led multiple discovery programs at Bristol Myers Squibb. In his career, Dr Ewing led teams to deliver over 15 development candidates.  Dr. Ewing has 74 patents, and 73 peer reviewed publications. In 2021, he was awarded the American Chemical Society (ACS) Fellow for his scientific achievements and contributions to the Society, and in 2018 received the Ondetti-Cushman award for leadership of the FXIa team that discovered Milvexian, currently in Phase 2 clinical trials. Over his last 5 years at BMS, Dr. Ewing was involved in over 100 business development evaluations across multiple therapeutic areas including oncology, immunology, fibrosis, heart failure and platform technologies. Dr. Ewing was the discovery chemistry lead for the BMS-Scripps Research and BMS-Princeton University academic collaborations. Rick served as the Integration Lead for small molecule drug discovery for the Bristol Myers Squibb -Celgene acquisition. Prior to Bristol Myers Squibb, Dr. Ewing spent 12 years at Rhone-Poulenc Rorer (now part of Sanofi). Dr. Ewing received his Ph.D. in Organic Chemistry from the University of Pennsylvania, and his B.S. in Chemistry West Chester University of Pennsylvania.

Ameet Mallik will remain a highly engaged member of the company’s Board of Directors and Chair the recently established Transition Committee.

About Rafael Holdings, Inc.

Rafael Holdings is focused on the development of novel cancer and immune metabolism therapeutics. The company owns the Barer Institute, Inc. and is a significant investor in two clinical stage oncology companies, Rafael Pharmaceuticals, Inc., and LipoMedix Pharmaceuticals Ltd. Through the Barer Institute, the company is developing a pipeline of compounds focused on the regulation of cancer and immune metabolism. On June 21, 2021, the company announced that it has entered into a merger agreement to acquire full ownership of Rafael Pharmaceuticals, Inc. For more information, visit www.rafaelholdings.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the potential, safety, efficacy, and regulatory and clinical progress of our product candidates; plans regarding the further evaluation of clinical data; and the potential of our pipeline, including our internal cancer metabolism research programs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of public health threats, including COVID-19, on our business and operations; we depend heavily on the success of Rafael Pharmaceuticals and the future success of its lead product candidate devimistat (CPI-613®), and clinical trials of the product candidate may not be successful; our pharmaceutical companies may not be able to develop any medicines of commercial value; our pharmaceutical companies may not be successful in their efforts to identify or discover potential product candidates; the manufacturing and manufacturing development of our products and product candidates present technological, logistical and regulatory risks, each of which may adversely affect our potential revenue; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process; interim, topline and preliminary data may change as more patient data become available, and are subject to audit and verification procedures that could result in material changes in the final data; our product candidates may cause serious adverse side effects; ongoing regulatory obligations; effects of significant competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to attract, retain and motivate qualified personnel; the possibility of system failures or security breaches; risks relating to intellectual property and significant costs as a result of operating as a public company. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2021, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact:

Barbara Ryan

Barbara.ryan@rafaelholdings.com

(203) 274-2825

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